UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): July 1, 2014

Virtus Oil & Gas Corp.

(Exact Name of Registrant as specified in its Charter)

______________________________________________________________________________

Nevada	000-54526	46-0524121
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1517 San Jacinto Street, Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 806-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On July 1, 2014, Virtus Oil & Gas Corp., a Nevada corporation (the “Company”), entered into that certain Master Geophysical Data-Use License, dated effective June 12, 2014, as supplemented by that certain Supplemental Agreement, dated effective June 12, 2014 (as supplemented, the “License Agreement”), with Seismic Exchange, Inc., a Louisiana corporation (“SEI”). Pursuant to the License Agreement, the Company purchased from SEI certain two-dimensional seismic data covering approximately 47.44 square miles for an aggregate purchase price of $98,434. The seismic data includes geophysical and geological information along the Parowan Prospect in Iron County, Utah, where the Company has entered into agreements to acquire an 87.5% working interest in oil and gas leases covering an aggregate 55,477.50 acres.

The License Agreement has a term of seven years from the effective date of June 12, 2014, subject to earlier termination by SEI upon a material breach by the Company. The term of the Supplemental Agreement attached to the License Agreement will end 20 years after the effective date. The License Agreement grants the Company the non-exclusive right to use the seismic data for internal purposes only, and the Company’s use of the data is subject to strict confidentiality requirements. The Company may not show, transfer or allow access to the data except to certain consultants or contractors engaged in providing storage facilities or reformatting and reprocessing services for the geophysical industry, or as otherwise required by law.

The seismic data acquired from SEI is intended to provide the Company with a greater understanding of the subsurface geology and aid its geologists in selecting the optimal location to drill its first well. The Company intends to have the data reprocessed and integrated with its existing seismic data to outline potential drilling prospects, a process which is expected to take approximately six weeks.

A copy of the License Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

10.1	Master Geophysical Data-Use License, dated effective June 12, 2014, between Seismic Exchange, Inc. and Virtus Oil & Gas Corp., as supplemented by that certain Supplemental Agreement, dated effective June 12, 2014, between Seismic Exchange, Inc. and Virtus Oil & Gas Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS OIL & GAS CORP.

Date: July 8, 2014	By: /s/ Rupert Ireland
Rupert Ireland, President